Exhibit 99.2

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM

Chase Enters Consent Order Related to Credit Monitoring Products

Bank Stopped Offering New Enrollments More Than A Year Ago

NEW YORK – September 19, 2013 – Chase today entered into a consent order with two U.S. regulators — the Office of the Comptroller of the Currency (OCC) and the Consumer Financial Protection Bureau (CFPB) – regarding the billing and administration of credit monitoring products across our consumer businesses.

“We stopped new enrollments in these products in mid-2012 and will fully exit products by the end of this year,” said Bill Wallace, head of Operations for Consumer & Community Banking. “We have already credited or refunded the customers affected. Any mistakes like these are regrettable and we are committed to ensuring our partners and vendors hold themselves to the same high standards that our customers expect of us.”

About Chase

Chase is the U.S. consumer and commercial banking business of JPMorgan Chase & Co. (NYSE: JPM), a leading global financial services firm with assets of $2.4 trillion and operations in more than 60 countries. Chase serves more than 52 million households and small businesses through more than 5,600 bank branches, 18,700 ATMs, credit cards, mortgage offices, and online and mobile banking as well as through relationships with auto dealerships. More information about Chase is available at www.chase.com.

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Media contact: Paul Hartwick, Chase Card Services, (302) 282-3961, paul.hartwick@chase.com